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                                                                     Exhibit 5.1

                   OPINION AND CONSENT OF MAYER, BROWN & PLATT

                                                 March 19, 2001

Mobile PET Systems, Inc.
2150 West Washington Street, Suite 110
San Diego, California 92110


                  Re: Mobile PET Systems, Inc. - Registration Statement for Offering of 6,000,000 Shares of Common Stock

Ladies and Gentlemen:

         We are acting as special counsel to Mobile PET Systems, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to 6,000,000 shares of its Common Stock, $.0001 par value (the "Shares"), to be offered pursuant to Mobile PET's 1999 Stock Plan (the "1999 Stock Plan"). To effect the registration, Mobile PET is filing with the Securities and Exchange Commission (the "Commission") under the Securities Act a Registration Statement on Form S-8 (the "Registration Statement") relating to the Shares.

         We have examined originals or copies of (i) Mobile PET's Amended and Restated Certificate of Incorporation, as amended, (ii) Mobile PET's Amended and Restated Bylaws, (iii) the 1999 Stock Plan, (iv) the Registration Statement, (v) certain resolutions of the Board of Directors of Mobile PET and (vi) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied on certificates of officers of Mobile PET as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination and investigation, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

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         Based upon the foregoing and subject to the limitations and assumptions set forth herein and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized and when issued and paid for in accordance with the terms of the 1999 Stock Plan, for a consideration at least equal to the par value thereof, will be validly issued, fully paid and nonassessable.

         The foregoing opinion is based on and limited to the Delaware General Corporation Law and the relevant law of the United States of America, and we render no opinion with respect to the law of any other jurisdiction. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                                    Very truly yours,

                                                    /s/  Mayer, Brown & Platt
                                                    Mayer, Brown & Platt

Mayer, Brown & Platt
700 Louisiana, Suite 3600
Houston, Texas 77002


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